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                                                                EXHIBIT (3)(i).1

                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                             DOMINION RESOURCES INC.


         Dominion Resources Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

         FIRST: That at a Meeting of the Board of Directors of Dominion Resources Inc., resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that this Board of Directors sets forth the following proposed amendment to this Corporation's Certificate of Incorporation and declares the advisability of the adoption of such amendment and directs that such proposed amendment be considered at the annual meeting of stockholders to be held as heretofore authorized and directed and that a vote, in person or by proxy, be taken with respect to the adoption of such amendment:

                      Increase In Authorized Common Shares

         RESOLVED, that Article 4 of the Certificate of Incorporation of this corporation be hereby amended to read in its entirety as follows:

                  4. The total number of shares of stock which the Corporation shall have the authority to issue is five-hundred million (500,000,000) shares of Common Stock, each such share having a par value of $.01.

         SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


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         FOURTH: That the capital of said Corporation shall not be reduced under or by reason of said amendment.

         IN WITNESS WHEREOF, said Dominion Resources Inc. has caused this Certificate to be signed by Theodore Swartwood, its President, this 8th day of November, 2004.

                                                 Dominion Resources Inc.

                                                 /s/ Theodore Swartwood
                                                 ----------------------
                                                 Theodore Swartwood, President


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